SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 13, 2004

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Pennsylvania Drive, Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 13, 2004, Adolor Corporation, a Delaware corporation (the “Company”), entered into the ROW Supply Agreement (the “Agreement”) between the Company and Glaxo Group Limited (“GSK”). The Agreement provides the terms under which the Company would supply bulk capsules of Entereg™, its lead product compound, to GSK for final labeling and packaging by GSK and for sale or distribution by GSK outside of the United States and its territories and possessions upon receipt of appropriate regulatory approval for commercial sale. The Agreement contains customary supply terms, including quality assurance testing standards and indemnities for certain losses arising out of third party claims for losses caused by a party’s breach of the Agreement. The term of the Agreement is for five years and will automatically renew for successive 12 month periods, unless earlier terminated in accordance with the Agreement.

In April 2002, the Company entered into a Collaboration Agreement with GSK providing for the exclusive worldwide development and commercialization of Entereg™. Since that time, the Company and GSK have worked jointly to promote the development of Entereg™, and, in July 2004, the Company and SmithKline Beecham Corporation, a GSK affiliate, entered into a Distribution Services Agreement, defining certain of their respective responsibilities in the commercialization of Entereg™ in the United States.

The description of the Agreement is qualified in its entirety by reference to Exhibit 10.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.

10.1	ROW Supply Agreement, dated September 13, 2004, between Glaxo Group Limited and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By:	/s/ Michael R. Dougherty
Name: Michael R. Dougherty
Title: Senior Vice President, Chief Operating Officer and Chief Financial Officer

Dated: September 15, 2004